Exhibit 10.2
Broadcom Inc.
(the “Company”)

Policy on Acceleration of
Equity Awards in the Event of Death

January 1, 2023

This policy (the “Policy”) applies in the event of the death of an employee, director or other service provider of the Company or its subsidiaries (collectively, “Broadcom”). This Policy shall be effective as of the date first written above.

The Board of Directors of the Company (the “Board”) believes that it is important to provide each employee, member of the Board or other service provider of Broadcom (each, an “Eligible Person”) with certain benefits relating to their outstanding equity and equity-linked awards, as set forth below, upon his or her termination of service to Broadcom due to death to enhance the Eligible Person’s financial security and thereby providing incentive and encouragement to remain with Broadcom notwithstanding the possibility of such an event.

In the event an Eligible Person experiences a Covered Termination (as defined below), then each outstanding and unvested Eligible Award (as defined below) held by such Eligible Person shall automatically become vested as of the Termination Date (as defined below), unless otherwise determined by (i) the Policy Committee with respect to an Eligible Person who is not an Officer (as defined below), an Executive Staff Member (as defined below) or a member of the Board, (ii) the Compensation Committee (as defined below) with respect to an Officer (other than the CEO (as defined below)), an Executive Staff Member or a member of the Board, and (iii) the Board with respect to the CEO.

In addition, if applicable, any forfeiture restrictions or rights of repurchase of each outstanding and unvested Eligible Award shall immediately lapse, in each case, with respect to one hundred percent (100%) of that number of unvested shares of Company common stock underlying such Eligible Award as of the Termination Date; provided that the performance criteria of any Select Performance-Based Awards (as defined below) shall be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions of such Select Performance-Based Awards shall be deemed to have been met with respect to the entire performance period (and not pro rata) as of the Termination Date (disregarding and not applying any provision that would allow the Eligible Person to earn shares of Company common stock that were not earned in a prior performance period).

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Termination” means the termination of an Eligible Person’s employment or other service with Broadcom due to such Eligible Person’s death, as determined by the Policy Committee.

“Eligible Award” means each Company equity and equity-linked award or any portion thereof that is held by an Eligible Person as of the Termination Date and (i) vests solely based on continued service (including, without limitation, time-based stock options, restricted stock unit awards, performance-based stock options for which the performance criteria has been met as of the Termination Date and performance-based restricted stock unit awards for which the performance criteria has been met as of the Termination Date) or (ii) is a Select Performance-Based Award; provided that any such award described in clause (i) or clause (ii) above with a Vesting Base Date (as defined in the agreement evidencing the award) shall be deemed an Eligible Award only if the Termination Date occurs on or after the Vesting Base Date.

“Policy Committee” means a committee designated by the Compensation Committee that shall be comprised of Broadcom’s Chief Executive Officer (the “CEO”) and Vice President of Human Resources.

“Select Performance-Based Award” means unvested performance-based stock options and unvested performance-based restricted stock unit awards or any portion thereof for which the performance period has started but has not ended as of the Termination Date that are held by an Eligible Person as of the Termination Date.

“Termination Date” means the date an Eligible Person experiences a Covered Termination.

Each individual’s employment or other service relationship with Broadcom is and shall continue to be “at-will,” as defined under applicable law.

The benefits provided under this Policy are intended to be additive to any benefits an Eligible Person becomes entitled to under any other policy, program, plan or agreement,

notwithstanding any language therein to the contrary, unless the provision of benefits hereunder is deemed by the Compensation Committee or Policy Committee, as applicable, to be duplicative.

This Policy shall be administered by the Policy Committee in respect of Eligible Persons who are not (i) officers of the Company, as such term is defined Rule 16a-1, promulgated under the Securities Exchange Act of 1934, as amended (each such person, an “Officer”), (ii) a member of the Executive Staff of the CEO, as determined by the CEO, from time to time (each such person, an “Executive Staff Member”), and (iii) a member of the Board. This Policy shall be administered solely by the Compensation Committee in respect of each Officer (other than the CEO), member of the Board or an Executive Staff Member and by the Board with respect to the CEO. The Compensation Committee shall have the authority to remove and appoint members of the Policy Committee at any time, and may, from time to time, revest in itself the authority to administer this Policy. Any determination under this Policy by the Compensation Committee or the Board, as applicable, or, to the extent authorized hereunder, the Policy Committee, shall be conclusive and binding on Broadcom and the applicable Eligible Person. The determination of the Compensation Committee, the Board or Policy Committee, as applicable, need not be uniform with respect to one or more Eligible Persons.

The Policy will be governed by and construed in accordance with the laws of the State of California.

The Board or the Compensation Committee may amend, repeal or replace the Policy in whole or part at any time; provided, however, to the extent any such amendment or replacement materially increases the benefit provided to the CEO hereunder, such amendment or replacement shall be approved by the Board.

Policy Effective: January 1, 2023
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